AMDL Announces Second Closing of Private Offering

TUSTIN, Calif., August 30, 2005 — AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that it has conducted the second closing of a combined Regulation D/Regulation S private offering of shares and warrants. The offering generated total gross proceeds of $1,007,000, exclusive of placement agent fees of $130,910. The offering consisted of the sale of an aggregate of 3,163,591 shares of AMDL common stock, 2,093,750 shares at $0.32 per share and 1,069,841 shares at $0.315 per share and three-year warrants to purchase an additional 1,256,250 shares of AMDL common stock at $0.49 per share and 641,905 shares of AMDL common stock at $0.44 per share, including warrants to purchase 316,359 shares issued to the placement agents. AMDL agreed to file a registration statement on Form S-3 by October 15, 2005 to register the resale of the shares and shares issuable on exercise of the warrants.

Gary L. Dreher, President of AMDL said: “We are gratified by the response to our offering. The proceeds will be used to fund the costs of regulatory approvals of our products and for general working capital needs.”

About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdl.com.